Exhibit 10.4

EMPLOYMENT AND SEVERANCE AGREEMENT

THIS EMPLOYMENT AND SEVERANCE AGREEMENT  (the “AGREEMENT”) is entered into as of the 1st day of July, 2005, by and between James N. Clewlow (“EXECUTIVE”) and CENTERPOINT PROPERTIES TRUST, a Maryland business trust (the “COMPANY”). Certain terms used herein are defined in SECTION 11.

RECITALS

WHEREAS, the Company owns, manages, acquires, leases and develops real estate;

WHEREAS, Executive is knowledgeable and experienced in certain aspects of the Company’s business;

WHEREAS, Executive has performed and continues to perform services for the Company as an employee;

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to perform services for the Company, in each case upon the terms and subject to the conditions hereinafter provided in this Agreement;

WHEREAS, the Company continues to recognize that the possibility of a change in control of the Company may result in the departure or distraction of management to the detriment of the Company and its share owners;

WHEREAS, the Company wishes to assure Executive of certain benefits should Executive’s employment terminate under certain circumstances following a change in control of the Company.

NOW THEREFORE, in consideration of the foregoing recitals and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       EMPLOYMENT.  The Company hereby agrees to employ Executive under the terms and conditions set forth in this Agreement and Executive hereby accepts such employment.

2.                                       DUTIES.  Executive shall serve in the capacity listed on SCHEDULE A, with the executive duties generally associated with such position, together with such further and additional duties of an executive nature as from time to time may be assigned to him by the person or body specified in SCHEDULE A, to whom he is to report. Executive shall report directly to the person or body specified in SCHEDULE A.  During the term of this Agreement, Executive will devote his best efforts and his full business time and attention (exclusive of vacation periods, holidays or periods of illness or incapacity) to the business of the Company and his duties hereunder; provided, however,

Employment Agreement	July 1, 2005
James N. Clewlow

that Executive may devote a reasonable amount of his time to the management of personal investments, and to industry, civic and community matters.

3.                                       TERM.  Subject to earlier termination of Executive’s employment as provided in SECTION 4 of this Agreement, Executive’s employment shall continue on and after the Effective Date but shall terminate on the fifth anniversary of the Effective Date; provided, however, Executive’s employment shall automatically be extended for additional one (1) year periods unless the Board provides Executive with written notice before the beginning of any period that it has elected not to extend Executive’s employment beyond the next following period.  If the Board elects not to extend Executive’s employment beyond the next following period, then Executive’s employment shall terminate at the end of the period that follows the period in which the Board provides Executive the notice described in the preceding sentence.

4.                                       TERMINATION.  Executive’s employment under this Agreement shall terminate before the end of the term specified in SECTION 3 hereof:

(a)                                  if Executive dies or if the Board determines based upon reasonable medical evidence (to be provided by a mutually agreed upon physician) that he is no longer able to adequately perform his duties (with or without reasonable accommodation) due to disability;

(b)                                 (i) at the Company’s election other than for Cause, upon delivery to Executive of 60 days’ advance written notice by the Company of its intent to terminate Executive’s employment, (ii) at Executive’s election for Good Reason where such termination is not a Qualifying Termination, upon delivery to the Company of 60 days’ advance written notice by Executive of Executive’s intent to voluntarily terminate for Good Reason, or (iii) at Executive’s election for Good Reason where such termination is a Qualifying Termination, upon delivery to the Company of 30 days’ advance written notice by Executive of Executive’s intent to voluntarily terminate for Good Reason;

(c)                                  at the Company’s election for Cause; and

(d)                                 at Executive’s election other than for Good Reason, upon delivery to the Company of three months’ advance written notice by Executive of Executive’s intent to voluntarily terminate employment without Good Reason (except that such advance notice shall not be required after a Change in Control).

5.                                       BASE SALARY.  In consideration of the services rendered by Executive hereunder, the Company agrees to pay to Executive a base salary (the “BASE SALARY”) payable in equal semi-monthly installments.  The Base Salary shall be as provided in SCHEDULE A until the next annual review thereof by the Board and thereafter shall be subject to annual review and increase by the Board at its sole discretion.

6.                                       STOCK AND BONUS PLANS.  Executive shall be entitled to participate in the 2003 Incentive Plan and all other incentive, stock, stock option, phantom stock and other equity-based, deferred compensation and incentive cash bonus plans, practices, policies and programs established by the Company for the general benefit of similarly-situated executive and managerial employees.  Executive’s bonus, stock option grant and/or restricted stock grant targets for fiscal year 2005 shall be as provided in SCHEDULE A hereto.  The Compensation Committee of the Board shall, in its sole discretion, establish Executive’s bonus and stock option targets for fiscal years after 2005 and shall communicate such targets to Executive on or around the date that it communicates such targets to its other executives.  Actual bonus awards and option grants will be based on Executive’s performance and the results of the Company with respect to annual goals, as determined by the Compensation Committee of the Board and approved by the Board in its sole discretion.  The Company shall pay each annual bonus to Executive in a single lump sum on or around the date that the Company pays the annual bonuses to its other similarly-situated executives.

7.                                       OTHER BENEFITS.  Executive shall be entitled to the following benefits, and specific benefits listed in SCHEDULE A attached hereto:

(a)                                  life, disability, medical insurance and other welfare benefit plans, practices, policies and programs which the Company maintains for the general benefit of its executive and managerial employees;

(b)                                 participation in the Company’s qualified 401(k) plan, and all other savings and retirement plans, practices, policies and programs (whether tax-qualified or not) which the Company maintains for the general benefit of its executive and managerial employees;

(c)                                  paid vacations and holidays in accordance with policies established by the Company for its executive and managerial employees;

(d)                                 reimbursement for such travel, entertainment and other business expenses reasonably incurred by Executive in connection with the performance of his duties hereunder upon presentation by Executive to the Company of substantiating evidence thereof in such form as the Company may reasonably require;

(e)                                  recognizing that business promotion and entertainment of clients and prospective clients are important aspects of Executive’s job responsibilities, the Company will pay club dues, membership fees and other related or similar club expenses, including, without limitation, initiation fees and entertainment expenses for memberships in such professional or social clubs or other organizations (in addition to any specified in SCHEDULE A) as the Compensation Committee, in its sole discretion, deems appropriate;

(f)                                    use of an automobile, provided by the Company and consistent with its policy, including automotive insurance coverage and reimbursement for fuel and maintenance;

(g)                                 reimbursement for reasonable tax preparation costs; and

(h)                                 office space, secretarial support and other assistance reasonably necessary to perform Executive’s duties.

In addition to the foregoing benefits, the Company will use its best efforts to obtain and maintain directors’ and officers’ liability insurance for the benefit of Executive and the other directors and officers of the Company.  Further, if and when the Company grants Executive stock options or restricted stock, the Company shall use its best efforts to provide in the grant agreements that such stock options and restricted stock will fully vest upon a termination of employment pursuant to SECTION 4(a) and 4(b) and if the Board elects not to renew the term of this Agreement pursuant to SECTION 3 and that any such stock options shall remain exercisable until the earlier of 90 days after Executive’s termination date or the end of the full term of the stock option.

8.                                       PAYMENTS ON TERMINATION.  Except as otherwise provided in SECTION 9 of this Agreement,

(a)                                  If Executive’s employment is terminated for any reason, then the Company shall pay to Executive that portion of Executive’s Base Salary payable through the effective date of the termination plus the amount of any accrued but unused vacation pay through the effective date of the termination and any expenses described in SECTION 7 not previously reimbursed as of the effective date of the termination, all of which will be paid to Executive in a lump sum in cash within 30 days of the effective date of the termination.

(b)                                 If Executive’s employment is terminated pursuant to SECTION 4(a) or 4(b), prior to the end of a year and such termination is not a Qualifying Termination, then the Company shall pay to Executive a pro-rated incentive equal to:

(i)                                     Executive’s annual cash bonus for the prior year, multiplied by

(ii)                                  a fraction, (A) the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that has elapsed (in the calendar year in which Executive’s effective date of termination occurs) prior to (x) in the case of termination pursuant to SECTION 4(a), the date of Executive’s death or disability or (y) in the case of termination pursuant to SECTION 4(b), the effective date of termination, and (B) the denominator of which is 12.

(c)                                  Subject to SECTION 17, if Executive’s employment is terminated pursuant to SECTION 4(b) and such termination is not a Qualifying Termination or the Board elects not to renew the term of this Agreement as provided in SECTION 3, then the Company shall provide Executive the pay and benefits described in this SECTION 8(c).

(i)                                     Executive shall be entitled to a monthly payment equal to his monthly salary in effect at the time of termination plus one-twelfth of his prior year’s bonus.  This amount shall be payable for a 24-month period if Executive terminates employment pursuant to SECTION 4(b) and for a 12-month period if the Board elects not to renew the term of this Agreement pursuant to SECTION 3.  Payment shall begin on the date set forth in SECTION 8(e).

(ii)                                  The Company shall provide Executive continued group health coverage in accordance with this SECTION 8(c)(ii).

(A)                              If the Company’s group health plan is insured on the date Executive terminates employment, then the Company shall continue Executive’s active employee group health plan coverage for six months following Executive’s termination of employment under such insured group health plan.  Thereafter, Executive may elect COBRA continuation coverage.  For no less than 18 months if Executive terminates employment pursuant to SECTION 4(b) or for no less than six months if the Board elects not to renew the term of this Agreement pursuant to SECTION 3, Executive’s cost for such continued coverage (including the continued active employee and COBRA coverage) shall not exceed the amount Executive would otherwise be required to pay if he or she remained an active employee of the Company.

(B)                                If the Company’s group health plan is self-insured on the date Executive terminates employment, then Executive’s active employee group health plan coverage shall cease on the date Executive terminates employment.  Thereafter, Executive may elect COBRA continuation coverage.  For no less than 24 months if Executive terminates employment pursuant to SECTION 4(b) or for no less than 12 months if the Board elects not to renew the term of this Agreement pursuant to SECTION 3,

Executive’s cost for such continued coverage (including the continued active employee and COBRA coverage) shall not exceed the amount Executive would otherwise be required to pay if he or she remained an active employee of the Company.

(d)                                 If Executive’s employment is terminated pursuant to SECTION 4(a) or 4(b) or if the Board elects not to renew the term of this Agreement pursuant to SECTION 3 and to the extent not inconsistent with the terms and conditions of the 2003 Incentive Plan (or the applicable predecessor or successor plan) and the underlying stock option agreement and/or restricted stock agreement, each stock option and restricted stock award that is unvested on Executive’s termination date shall fully vest on Executive’s termination date.  Further, each stock option that Executive holds on Executive’s termination date shall remain exercisable until the earlier of 90 days after Executive’s termination date or the end of the full term the stock option, to the extent provided in the underlying stock option agreement.

(e)                                  Notwithstanding any provision in this Agreement to the contrary, if Executive terminates employment pursuant to SECTION 4(b) or the Board elects not to renew the term of this Agreement pursuant to SECTION 3 and Section 409A(a)(2)(B)(i) of the Code applies to the payments described in SECTION 8(b) and 8(c) and Executive is a “specified employee” thereunder, then the Company shall pay the pro-rated incentive described in SECTION 8(b) and begin paying the continued salary described in SECTION 8(c) no earlier than six (6) months after Executive terminates employment or such other date as would be permissible under such Section of the Code.  If Executive terminates employment pursuant to SECTION 4(b) and or the Board elects not to renew the term of this Agreement pursuant to SECTION 3 and Section 409A(a)(2)(B)(i) of the Code does not apply to the payments described in SECTION 8(b) and 8(c) or Executive is not a “specified employee” thereunder, then the Company shall pay the pro-rated incentive described in SECTION 8(b) and begin paying the continued salary described in SECTION 8(c) as soon as possible after Executive terminates employment but in no event later than 30 days after Executive’s termination of employment.

9.                                       CHANGE IN CONTROL PAYMENTS.

(a)                                  BENEFITS PAYABLE.  Subject to SECTIONS 9(b) and 9(c) below, if Executive experiences a Qualifying Termination, then the Company shall provide Executive all of the following severance benefits (“SEVERANCE BENEFITS”):

(i)                                     The Company shall pay to Executive each of the following:

(A)                              The amounts specified in SECTION 8(a) and SECTION 8(b).

(B)                                Three times Executive’s Base Salary in effect upon the date of the Qualifying Termination or, if greater, three times Executive’s Base Salary in effect immediately prior to the occurrence of the Change of Control.

(C)                                Three times Executive’s highest annual cash bonus.

(D)                               Payment or reimbursement (at Executive’s option) for outplacement services of a scope and nature customary for executives holding comparable positions and provided by a nationally-recognized outplacement firm of Executive’s selection, for a period of up to two years commencing on the date of Executive’s Qualifying Termination. Notwithstanding the foregoing, the aggregate amount of such reimbursement shall not exceed 25% of Executive’s Base Salary as of the date of the Qualifying Termination.

(E)                                 All other compensation and benefits to which Executive has a vested right on the date of the Qualifying Termination, except to the extent Executive elects to receive payment of such compensation at a later date.

(ii)                                  Except as otherwise provided in this SECTION 9(a)(ii), the Company shall continue Executive’s group health plan coverage (at the same cost to Executive and at the same coverage level in effect on the date of the Qualifying Termination) for 36 months from the date of the Qualifying Termination (the “CONTINUATION PERIOD”).  The maximum required period under COBRA shall run concurrently with the Continuation Period.  If Executive becomes eligible for any other substantially similar group health coverage during the Continuation Period, then the continued group health plan coverage provided by the Company pursuant to this SECTION 9(a)(ii) shall terminate, to the extent COBRA permits such termination.

(iii)                               Subject to the terms and conditions of the 2003 Incentive Plan (or the applicable predecessor or successor plan) and subject to the terms and conditions of the underlying stock option agreement and/or restricted stock agreement, each stock option and restricted stock award that is unvested on Executive’s termination date shall fully vest on Executive’s termination date.  Further, each stock option that Executive holds on Executive’s termination date shall remain exercisable until the earlier of 90 days after Executive’s termination date or the end of the full term of the stock option, to the extent provided in the underlying stock option agreement.

(iv)                              If Section 409A(a)(2)(B)(i) of the Code applies to the Severance Benefits and Executive is a “specified employee” thereunder, then all of the Severance Benefits described in SECTION 9(a)(i) shall be paid in cash to Executive in a single lump sum no earlier than six (6) months after the effective date of the Qualifying Termination or such other date as would be permissible under such Section of the Code.  If Section 409A(a)(2)(B)(i) of the Code does not apply to the Severance Benefits or Executive is not a “specified employee” thereunder, then all of the Severance Benefits described in SECTION 9(a)(i) shall be paid in cash to Executive in a single lump sum as soon as possible after the effective date of the Qualifying Termination (but in no event more than 10 days after such date).  Notwithstanding the preceding two sentences to the contrary, the Severance Benefits described in SECTION 9(a)(i)(D) shall be paid or reimbursed to Executive following the later of the applicable payment date set forth in the preceding two sentences or the date Executive promptly submits an invoice of the firm providing the outplacement services described in such subsection. Executive shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under this Agreement.

(b)                                 SEVERANCE BENEFITS FOR NON-RENEWAL.  Notwithstanding SECTION 9(a), if the Board’s election not to renew the term of this Agreement as provided in SECTION 3 within 24 months following a Change in Control causes Executive’s Qualifying Termination, then Executive shall not be entitled to the amount specified in SECTION 8(b) and the number “two” shall replace “three” in SECTIONS 9(a)(i)(B) and (C) and “24 months” shall replace “36 months” in SECTION 9(a)(ii).

(c)                                  SEVERANCE BENEFITS LIMIT.  Notwithstanding any provision of this Agreement to the contrary, if the Severance Benefits would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Code, Executive shall receive the Severance Benefits unless the (i) after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise taxes payable by Executive pursuant to Section 4999 of the Code (the “Excise Taxes”)) if Executive were to receive the Severance Benefits has a lesser aggregate value than (ii) the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes and Excise Taxes payable by Executive) if Executive were to receive the maximum amount of the Severance Benefits that Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.  The Company’s auditors shall determine the application of Section 280G of the Code to the Severance Benefits and shall perform the calculations necessary to determine the amounts and values described in this SECTION 9(b).

10.                                 COMPETITION AND CONFLICTS OF INTEREST.  In consideration of the benefits payable to Executive under SECTION 8, Executive agrees, simultaneously with the execution hereof to enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement in the form annexed hereto as EXHIBIT A.  The Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as EXHIBIT A replaces and supersedes any prior or existing agreement by and between Executive and the Company with respect to the subject matter therein.  Upon a termination of employment for any reason following a Change in Control, the Non-Competition, Non-Solicitation and Confidentiality Agreement shall terminate and be of no force or effect.

11.                                 DEFINITIONS.

“2003 INCENTIVE PLAN” means the CenterPoint Properties Trust 2003 Omnibus Employee Retention and Incentive Plan.

“BENEFICIARY” means, except where otherwise required by the Employee Retirement Income Security Act of 1974 or the terms of an applicable employee benefit plan, the person or persons designated by Executive, in a writing provided to the Company prior to Executive’s death, to receive amounts payable to Executive under this Agreement. Subject to such exception, in the absence of such a written beneficiary designation, the Beneficiary shall be Executive’s surviving spouse, or if none, Executive’s estate.

“BOARD” means the Board of Trustees of the Company.

“CAUSE” means the occurrence of any one or more of the following as determined in the good faith and reasonable judgment of the Board:

(i)                                     Executive’s commission of a felony;

(ii)                                  Executive’s commission of fraud with respect to the Company or any Subsidiary;

(iii)                               Executive’s misappropriation of any material funds or assets of the Company or any Subsidiary or any of their employees, customers or suppliers;

(iv)                              Executive’s gross negligence or willful misconduct in the performance of his or her duties hereunder, which causes financial or reputational harm to the business or operations of the Company or any Subsidiary, and which, if curable, has not been cured within 15 days’ written notice thereof from the Board;

(v)                                 Executive’s repeated failure to perform his or her duties after written notice from the Board and such failure has not been cured within 15 days’ written notice thereof from the Board; or

(vi)                              any other material breach of this Agreement by Executive, the Non-Competition, Non-Solicitation and Confidentiality Agreement or any policy of the Company or any Subsidiary, and which, if curable, has not been cured within 15 days’ written notice thereof from the Board.

“CHANGE IN CONTROL” means the first to occur of any one or more of the following:

(i)                                     Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) (a “PERSON”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five (35%) or more of the then outstanding voting securities of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition by a Person directly from the Company (excluding an acquisition by virtue of the exercise of conversion rights), (b) any acquisition by the Company, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; or

(ii)                                  Individuals who, as of the date hereof, constitute the Board of Trustees of the Company (the “INCUMBENT BOARD”) cease for any reason to constitute at least a majority of the Board of Trustees of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)                               The shareholders of the Company approve a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, (a) more than sixty percent (60%) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding

Common Shares of the Company immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Shares of the Company, (b) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-five percent (35%) or more of the Common Shares of the Company) beneficially owns, directly or indirectly thirty-five percent (35%) or more of the then outstanding shares of common shares of the company resulting from such reorganization, merger or consolidation, and (c) at least a majority of the members of the board of directors of the company resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)                              The Company ceases to qualify as a “real estate investment trust” under Section 856 of the Code; or

(v)                                 The shareholders of the Company approve (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMPANY” has the meaning specified in the introductory paragraph of this Agreement.

“COMPENSATION COMMITTEE” means the Compensation Committee of the Board (or such other committee of the Board that may be responsible for executive compensation).

“CONTINUATION PERIOD” has the meaning specified in SECTION 9(a)(ii).

“EFFECTIVE DATE” means July 1, 2005.

“EXCESS PARACHUTE PAYMENT” has the meaning specified in Section 280G of the Code.

“EXCHANGE ACT” means the Securities Exchange Act of 1934.

“EXCISE TAX” has the meaning specified in SECTION 9(b).

“EXECUTIVE” has the meaning specified in the introductory paragraph of this Agreement.

“GOOD REASON” shall mean the occurrence, without Executive’s prior written consent, of any one or more of the following:

(vi)                              an action by the Company that results in a material adverse change in Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or other responsibilities with the Company, and which, if curable, has not been cured within 15 days’ written notice thereof from Executive;

(vii)                           a relocation of Executive of more than 50 miles from the place where Executive was located at the time of a Change in Control;

(viii)                        a reduction in Executive’s Base Salary;

(ix)                                a material reduction in the benefits provided to Executive, except for across-the-board reductions of such benefits for all senior management of the Company;

(x)                                   a material breach of this Agreement by the Company; or

(xi)                                a reduction of Executive’s target bonus within 24 months of a Change in Control.

“INCLUDING” means including without limitation.

 “QUALIFYING TERMINATION” means the occurrence of any one or more of the following:

(xii)                             The Company’s termination of Executive’s employment other than for Cause within 24 months following a Change in Control;

(xiii)                          Executive’s voluntary termination of employment for Good Reason within 24 months following a Change in Control;

(xiv)                         A successor of the Company fails to assume expressly the Company’s entire obligations under this Agreement prior to becoming such a successor as required by SECTION 12(a)(ii); or

(xv)                            The Board’s election not to renew the term of this Agreement as provided in SECTION 3 within 24 months following a Change in Control.

A Qualifying Termination shall not include a termination of Executive’s employment by reason of death, disability, Executive’s voluntary termination other than for Good Reason or the Company’s termination of Executive’s employment for Cause. Notwithstanding the foregoing, if Executive’s employment is terminated before a Change in Control and Executive can reasonably demonstrate that the termination by the Company or the actions constituting Good Reason for termination by the Executive were at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control who then effects a Change in Control, then the date of the Change in Control shall be deemed to be the date immediately prior to Executive’s termination of employment.

“SECTION” shall, unless the context otherwise requires, mean a section of this Agreement.

“SUBSIDIARY” means a United States or foreign corporation with respect to which the Company owns, directly or indirectly, 50% or more of the then outstanding common shares.

12.                                 ASSIGNMENT.

(a)                                  ASSIGNMENT BY THE COMPANY.

(i)                                     This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors.  Any such successor shall be deemed to be the Company for all purposes of this Agreement.  As used in this Agreement, the term “successor” shall mean any surviving corporation in a merger or consolidation, or any person, corporation, partnership, or other business entity which, whether by purchase or otherwise, acquires all or substantially all of the assets of the Company.  Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.  Without limiting the generality of the foregoing, it is specifically agreed that an assignment of this Agreement by the Company will not diminish Executive’s rights under SECTIONS 9 and 10 hereof.

(ii)                                  The Company shall require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession were to take place.

(iii)                               Except as provided in this SECTION 12(a), this Agreement may not be assigned by the Company.

(b)                                 EXECUTIVE’S SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributes, devisees, and legatees. If Executive should die while any amounts payable to Executive under this Agreement remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiary.

13.                                 NOTICES.  All notices required or permitted to be given under this Agreement shall be in writing, signed by the party giving notice, and sent by personal messenger, facsimile, overnight mail or deposited, postage prepaid, certified mail, return receipt requested, in the United States mail, and addressed as provided in Schedule A, if to the Employee and as follows, if to the Company:

CenterPoint Properties Trust
1808 Swift Road
Oak Brook, IL 60523-1501
Facsimile: 630-586-8010

Notices sent by personal messenger, facsimile or overnight mail shall be deemed received upon delivery of same. Notices sent by United States mail shall be deemed received three (3) days after deposit in the United States mail service.

14.                                 ENTIRE AGREEMENT.  This Agreement supersedes any prior agreements or understandings, oral or written, between Executive and the Company, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.  The captions of this Agreement are not part of the provisions hereof and shall be of no effect.

15.                                 ENFORCEMENT.  Following a Qualifying Termination on account of a Change in Control, the Company shall reimburse Executive, on an after-tax basis, for the reasonable fees and expenses (including legal fees and disbursements) incurred by Executive in a good faith effort to enforce Executive’s right to receive any of the Severance Benefits, regardless of the outcome of such effort.  The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after Executive’s request for reimbursement accompanied by evidence Executive incurred such fees and expenses.  If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes to the satisfaction of a court of competent jurisdiction that Executive had no reasonable basis for Executive’s claim hereunder, or for Executive’s response to the Company’s claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

16.                                 LATE PAYMENTS.  Following a Qualifying Termination on account of a Change in Control, if the Company fails to pay any of the Severance Benefits when due,

then the Company shall pay interest on such amount at a rate equal to the highest rate of interest charged by the Company’s principal lender plus 500 basis points.

17.                                 MITIGATION AND OFFSET.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any provision of this Agreement.  If Executive’s employment terminates pursuant to SECTION 4(b), such termination is not a Qualifying Termination and Executive becomes entitled to receive compensation from a subsequent employer before the 24-month or 12-month period, as applicable, described in SECTION 8(b) ends, then the monthly amounts payable to Executive pursuant to SECTION 8(c) shall be reduced by the monthly amount Executive is entitled to receive from such subsequent employer.

18.                                 GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to principles of conflict of laws.

19.                                 SEVERABILITY.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder shall remain in full force and effect.

20.                                 TITLES AND HEADINGS.  Titles and headings to paragraphs herein are for purposes of reference only and in no way shall limit, define or otherwise affect the provisions hereof.

21.                                 COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year written above.

/s/ James N. Clewlow
James N. Clewlow

CENTERPOINT PROPERTIES TRUST

By:	/s/ Michael M. Mullen
Michael M. Mullen
Its:	Chief Executive Officer

July 1, 2005

SCHEDULE A

NAME:	James N. Clewlow

ADDRESS:	571 Beverly Place Lake Forest, IL USA 60045

TITLE:	Executive Vice President and Chief Investment Officer

RESPONSIBILITIES:	See Attached Job Description

REPORTING RELATIONSHIP:	Michael M. Mullen

BASE SALARY:	$280,000

CASH INCENTIVE TARGET AWARD:

85%

STOCK OPTION PLAN TARGET GRANT:

58,333

RESTRICTED SHARE GRANT TARGET AWARD:

$175,000

SPECIFIC BENEFITS:

Membership: Exmoor Country Club

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made this 1st day of July, 2005 by and between James N. Clewlow (the “Executive”) and CENTERPOINT PROPERTIES TRUST, a Maryland business trust (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business of owning, managing, operating and leasing real estate, primarily warehouse, airport and industrial property.

WHEREAS, the Executive and the Company are entering into an Employment and Severance Agreement dated of even date herewith (the “EMPLOYMENT AGREEMENT”) which provides that the Executive will hold the position of Executive Vice President and Chief Investment Officer within the Company;

WHEREAS, the Executive recognizes and acknowledges that the business of the Company is highly competitive and that by reason of his employment by the Company he has and will continue to have access to confidential and proprietary information regarding the Company and its business;

WHEREAS, as a condition to the Company of entering into the Employment Agreement, in order to protect the Company’s business relationships and good will, and to guard against conflicts of interest the Executive is willing to enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing recitals and the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       COVENANT NOT TO COMPETE.  The Executive agrees that during the term of his employment with the Company and for a period of one year thereafter if the Executive’s employment terminates because the Board elected not to renew the Executive’s employment and two years thereafter if the Executive’s employment terminates for any other reason (the “NON-COMPETITION PERIOD”), he will not directly or indirectly, in any market which is served by the Company or which the Company is actively preparing to serve, engage or participate (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, independent contractor, consultant, or otherwise) in any other company or entity primarily engaged in the business of acquiring, owning, developing, operating, leasing, and/or managing warehouse, airport, or industrial real estate for development and investment purposes or any business which provides consulting, leasing, management, or brokerage services to such businesses (the “Real Estate Business”), subject to the following exceptions:

Non-Competition, Non-Solicitation and	July 1, 2005

Confidentiality Agreement

James N. Clewlow

(a)                                  the Executive may continue to be a limited partner in any limited partnership engaged in the Real Estate Business in which he is a limited partner on the date of this Agreement, and

(b)                                 the Executive may engage in such other activities related to the Real Estate Business as the Company’s independent directors from time to time may approve; provided that in no event shall any such activities interfere with the performance of the Executive’s duties under the Employment Agreement.

Executive agrees and acknowledges that the markets covered by the restrictions set forth in this paragraph specifically include, but are not limited to, any area within 200 miles of any property that the Company owns, manages, acquires, leases or develops.

2.                                       NON-SOLICITATION.  During the term of Executive’s employment with the Company and for a period of three years thereafter (the “NON- SOLICITATION PERIOD”), the Executive shall not (a) employ, retain, solicit for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave the employment or service of the Company or any of its subsidiaries or affiliates any person who is employed or otherwise engaged by the Company or any of its subsidiaries or affiliates, or (b) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or otherwise interfere with the relationship between the Company or any of its subsidiaries or affiliates and such business relation.

3.                                       NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

(a)                                  The Executive shall not disclose or use at any time, either during his employment with the Company or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to Executive by the Company. The Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)                                 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with their business.  Confidential Information shall not include (i) any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information, and (ii) any information that Executive is legally required to disclose. Information shall not be deemed to

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have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

4.                                       SPECIFIC PERFORMANCE.  The parties agree that the Executive’s services are of a special, unique and extraordinary character, that it would be extremely difficult to quantify the money damages which would accrue to the Company by reason of the Executive’s failure to perform any of his obligations under this Agreement, that it would be extremely difficult to replace such services, and that any violation of the provisions of this Agreement would be likely to be highly injurious to the Company.  By reason of the foregoing, the Executive consents and agrees that if he violates any of the provisions of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, including money damages, to apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any continuing violation of the provisions hereof.  Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement against the Executive, the Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law.  The parties hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action.

5.                                       MODIFICATION.  If in connection with any action taken by the Company to enforce the provisions of this Agreement, a court shall hold that all or any portion of the restrictions contained herein are unreasonable under the circumstances then existing so as to render such restrictions invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

6.                                       BREACH.  In the event that the Company hereafter believes that the Executive has breached any of the covenants of this Agreement, it shall notify the Executive of such alleged breach, setting forth the substance of said alleged breach. Within ten (10) days from receipt by the Executive of such notice, the Executive either shall remedy said alleged breach or provide the Company with evidence that the activity concerned was permitted by the provisions of this Agreement.

7.                                       NOTICES.  All notice required or permitted to be given under this Agreement shall be sufficient if in writing and mailed by certified or registered mail, return receipt requested and postage prepaid, addressed as follows or to such other address as either party shall have notified the other.

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If to the Executive:

James N. Clewlow
571 Beverly Place

Lake Forest, IL USA 60045

If to the Company:

CenterPoint Properties Trust
1808 Swift Road
Oak Brook, IL 60523-1501
Facsimile: 630-586-8010

8.                                       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to principles of conflict of laws.

9.                                       PARTIAL INVALIDITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

10.                                 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns, and upon all persons, corporations or entities which shall engage in the business herein contemplated under the control and direction of the parties.

11.                                 ENTIRE AGREEMENT. This Agreement and the documents incorporated herein by reference contain the entire agreement and understanding of the parties, and no representations, promises, agreements or any understanding, written or oral, not contained herein shall be of any force or effect.  Upon a termination of employment for any reason following a Change in Control (as defined in SECTION 11 of the Employment Agreement), this Agreement shall terminate and be of no force or effect.

12.                                 MODIFICATIONS AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

*   *   *   *   *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

James N. Clewlow

CENTERPOINT PROPERTIES TRUST

By:
Michael M. Mullen
Its:	Chief Executive Officer

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EXECUTIVE VICE PRESIDENT & CHIEF INVESTMENT OFFICER

POSITION SUMMARY:

Formulates, recommends and implements investment and disposition strategy for the company. Directs and coordinates broad activities toward achieving organizational objectives in accordance with policies established by the CEO and Board of Directors.  Responsible for the effective operation of their business unit.

RESPONSIBILITIES:

•                  Manages coordinates and oversees the execution of acquisition transactions through sourcing, qualifying, negotiating, coordinating and closing the sale and acquisition of industrial properties.  Sourcing includes all opportunities provided through the company, brokers, and any other conduits.

•                  Manages, coordinates and oversees the identification of real estate acquisition and disposition opportunities, utilizing networks and prospects through direct contact with tenants, property owners, brokers, developers and other real estate related professionals.

•                  Prepares short and long-range plans for investment and disposition objectives of the company.

•                  Hires and monitors efforts of brokers to assist in opportunity creation and transaction closure.

•                  Networks and prospects for investment opportunities through direct contact with the tenant, competitor, brokerage, and development communities

•                  Structures deals that are in line with the Company’s strategic policies, operating guidelines and standards for property selections, acquisitions and dispositions

•                  Coordinating transactions including monitoring of due diligence and approval processes of the company.

•                  Oral and written presentations of investment and disposition transactions before the Investment and Asset Allocation Committees and the Board.

•                  Communicates investment and disposition objectives of the company during all company meetings.

•                  Manages, screens, underwrites and structures acquisition deals that meet CenterPoint investment objectives

•                  Manages transition process of the investment asset to property operations

•                  Completes work consistent with corporate processes and policies

•                  Directs and manages staff to effectively achieve objectives, goals and ZTU

•                  Promotes the training and development of current employees

•                  Participates in the establishment of personal goals to ensure direct alignment with department goals.

•                  Interviews and recommends candidates for employment or termination and works directly with the human resources department in both instances.

•                  Responsible for recruiting and hiring new investment personnel, including SVP of Investments; VP, Investments; Investment Officer; VP of Investment Analysis; Senior Financial Analyst; Financial Analyst; Investment Coordinator; and Investment Assistant.

•                  Conducts performance evaluations and salary reviews for assigned staff annually

•                  Other duties as assigned.

Job Description	July 1, 2005
Executive Vice President and
Chief Investment Officer

QUALIFICATIONS:

•                  Bachelor’s degree in related field required; Master’s degree strongly preferred; 20 years of established real estate transactional experience and technical commercial/industrial real estate knowledge

•                  Minimum of 1,000 transactions completed over span of career

•                  Strong leadership and management skills in providing motivation and career development for the department

•                  Strong reputation with the broker community and well respected in the industry is essential

•                  Excellent sales, negotiation, and presentation skills required

•                  Strong organizational skills and ability to multi-task is a must

•                  Comfortable with computers and proficient in standard corporate operating systems and software

•                  Strong business acumen, understands industrial real estate

•                  Must possess excellent communication and interpersonal skills, with the ability to build strong relationships with peers, executives, customers and brokers.

•                  Ability to perform actions and make decisions with integrity and sound judgment

•                  Displays the self initiative and dedication necessary for successful work completion; proactivity is a must

•                  Analytical and technical proficiency in all aspects of investment acquisitions and deal making

•                  Ability to work in highly competitive and stressful environment.

DESIRED COMPETENCIES:

☒	Integrity and Trust	☒	Ability to Multi-Task
☒	Business Acumen	☒	Communicates Effectively
☒	Initiative/Self-Starter	☒	Adaptability/Flexibility
☒	Accountability	☒	Motivating Others
☒	Customer Driven	☒	Managerial Courage
☒	Peer Relationships	☒	Developing Direct Reports and Others

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